Codorus Valley Bancorp, Inc.

Declares Quarterly Cash Dividend

FOR IMMEDIATE RELEASE -- York, Pennsylvania – January 11, 2017

On January 10, 2017, the Board of Directors of Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), the parent company of PeoplesBank, A Codorus Valley Company, declared a regular quarterly cash dividend of $0.135 per common share, payable on February 14, 2017, to shareholders of record at the close of business on January 24, 2017. This quarterly cash dividend is one half cent more than the amount paid in the previous quarter.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. In addition to a full range of business and consumer banking services, the company also offers mortgage banking, wealth management, and real estate settlement services through a network of financial centers located in York, Cumberland and Lancaster Counties in Pennsylvania, and in Baltimore, Harford, and Carroll Counties in Maryland. Additional information can be found on the Bank’s website at www.peoplesbanknet.com. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Capital Market under the symbol CVLY.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.
Larry J. Miller, Chairman, President and CEO	Charles T. Field, CPA - Treasurer
717-747-1500	717-747-1502
lmiller@peoplesbanknet.com	cfield@peoplesbanknet.com

Press Release

 Codorus Valley Corporate Center

105 Leader Heights Road, York, PA 17403

717-747-1519